UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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CommonWealth REIT
(Name of Registrant as Specified In Its Charter)

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On January 29, 2014, CommonWealth REIT issued the following press release, including a letter to its shareholders:

* * * * *

FOR IMMEDIATE RELEASE

CommonWealth REIT Files Definitive Consent Revocation Materials

Recommends Shareholders Vote WHITE Consent Revocation Card to Support the Board and the Company's Strategic Plan To Enhance Value for All Shareholders and Reject Related/Corvex's Attempt to Take Control of CommonWealth for Their Own Benefit

        Newton, MA (January 29, 2014): CommonWealth REIT (NYSE: CWH) ("CWH" or the "Company") today announced that it has filed definitive consent revocation materials with the Securities and Exchange Commission (the "SEC") in connection with the consent solicitation initiated by Related Fund Management, LLC and Corvex Management LP ("Related/Corvex") to remove the entire CWH Board of Trustees without cause.

        CWH is disappointed that Related/Corvex have ignored CWH's offers to settle by adding Keith Meister of Corvex to the Company's Board of Trustees, and instead Related/Corvex have decided to move forward with a written consent solicitation to remove the entire existing Board without cause. Mr. Meister's participation on the Board would allow him to work collaboratively with other Board members to create value for all shareholders and would allow shareholders to avoid the disruption and expense caused by moving forward with a contested consent solicitation.

        CWH recommends that shareholders disregard any Related/Corvex consent solicitation materials they may receive and protect their investment in CWH by signing, dating and returning the Company's WHITE consent revocation card, which they will soon receive by mail.

        The definitive consent revocation materials being mailed to shareholders include the following letter:

PROTECT THE VALUE OF YOUR INVESTMENT
BY SUPPORTING THE BOARD.

Please sign, date and return the enclosed
WHITE CONSENT REVOCATION CARD today!

        Please DO NOT sign or return any materials sent to you by Related/Corvex to facilitate their attempt to take control of CommonWealth without paying you a premium.

        We understand that you may have received or soon will receive materials from Related Fund Management, LLC ("Related"), Corvex Management LP ("Corvex") and certain of their affiliates (collectively, "Related/Corvex") seeking your written consent to remove, without cause, the entire Board of Trustees (the "Board") of CommonWealth REIT (the "Company"). We believe this is yet another attempt by Related, with the assistance of Corvex, to take control of the Company for their own benefit without paying you any control premium.

We believe the Related/Corvex effort to remove the entire Board without cause is a disruptive and value destructive exercise. The Board and the Company's management team are focused on delivering value to all shareholders. We believe that Related/Corvex are pursuing their own agenda and will not act in your best interests.

        Your Board has evaluated the limited information that Related/Corvex have made available about their plan for the Company and concluded that it is not in the Company's or our shareholders' best interests. Since Related/Corvex first approached the Company, the Board has worked diligently to understand the views of all of our shareholders, advanced the Company's value-enhancing business plan and made meaningful governance and management compensation changes directly in response to shareholder suggestions.

Under the current Board and management team, the Company continues to make significant progress in the implementation of its business plan to reposition the Company's portfolio towards higher quality central business district office properties to increase shareholder value.

        During 2013, the Board and management:

  ✓
  improved the Company's balance sheet;

  ✓
  continued to implement the Company's business plan to reposition our portfolio into higher value office properties in central business district ("CBD") locations and sell non-core industrial and suburban properties, which we believe will increase value for all shareholders in the future;

  ✓
  implemented changes to our business management agreement to further align management's financial incentives with returns realized by shareholders; and

  ✓
  announced many governance enhancements.

Related/Corvex claim to be champions of good governance, yet they failed to disclose to CommonWealth shareholders that their claims regarding the financial benefits of removing the Board are based on unrealistic financial projections.

        Related/Corvex told shareholders they estimated that, "after removal of current trustees," the Company's net operating income would increase by almost $70 million annually within just 18 months and the Company's net asset value would be $35 per Common Share, with a target price of $44 per Common Share or higher by the end of 2014. Related/Corvex neglected to disclose that their estimates and targets would be unlikely, if not impossible, to achieve, without unrealistic increases in our revenues and decreases in our expenses. Related/Corvex publicly announced and distributed their projections, estimates and targets without any accompanying disclosure of the material assumptions underlying them and the limitations of those assumptions. We believe Related/Corvex failed to provide this information to you because they did not want to subject their assumptions to independent review.

        Consistent with their investment mandate, Related and its trustee nominees may seek to run the Company like a distressed real estate fund, not a stable portfolio of high-quality Class A, CBD assets. Related's Common Shares are held through its affiliate, Related Real Estate Recovery Fund, L.P., a fund that Related has publicly described as a "distressed real estate fund" which aims to invest in "properties that require significant repositioning." Based on this investment mandate, and Related/Corvex's previous investor presentations, we believe Related's business plan for the Company contemplates: (1) the sale of some of our best performing Class A, CBD assets that produce stable returns for our investors; and (2) significant investment in underperforming properties that we have designated as discontinued operations and believe to be riskier investments. In our view, this plan would fundamentally change the Company's risk profile and adversely impact the Company's ability to pay dividends.

The Board recently announced the restructuring of our business management agreement with our manager and significant governance changes that directly address shareholder feedback.

        In response to shareholder suggestions, the Board is making meaningful governance changes, including:

  ✓
  adding additional Independent Trustees;

  ✓
  appointing a Lead Independent Trustee;

  ✓
  declassifying the Board; and

  ✓
  streamlining the shareholder Trustee nomination and proposal process for our annual meetings, including our meeting this June.

        The Board has also recently restructured the compensation payable to our manager to further align management's financial incentives with the returns realized by our shareholders.

Related/Corvex are asking you to remove experienced Trustees who are acting in the best interest of the Company and its shareholders.

        The current Board includes new members who provide fresh perspectives as well as longer serving Trustees with significant experience managing the Company and a unique knowledge of our portfolio, our tenants, our business partners and the markets in which we operate. Under their stewardship, the Company has acquired a valuable portfolio of properties that Related now seeks to control.

        Related/Corvex's attempt to remove not only the current Board, but also any new trustees the Board may appoint, demonstrates that Related/Corvex only want control of the Company and do not care about the quality of the Board, in our view.

        Your Board and management team has taken—and is committed to taking—substantial steps to enhance performance and increase stockholder value. Don't give up your right to share in, what in our view, is the superior value that the current Board and management team is poised to deliver.

        We believe that Related/Corvex's consent solicitation is part of an effort to seize control of your Company for their own benefit or force a sale of the Company, perhaps to themselves, before the full benefits of the Company's current business plan are realized. In contrast, your Board is strongly committed to protecting and enhancing the value of your investment.

SUPPORT THE BOARD TO PROTECT THE VALUE OF YOUR
INVESTMENT IN COMMONWEALTH!

        The Board urges you to:

  1.
  Throw away the Related/Corvex materials;

  2.
  Not sign Related/Corvex's gold consent card;

  3.
  If you have signed Related/Corvex's gold consent card, revoke that consent by signing, dating and mailing the enclosed WHITE consent revocation card immediately; and

  4.
  Even if you have not signed Related/Corvex's gold consent card, show your support for the Board and fellow shareholders by signing, dating and mailing the enclosed WHITE consent revocation card today.

Thank you for your support,

THE BOARD OF TRUSTEES OF COMMONWEALTH REIT

Your Vote Is Important, No Matter How Many Shares You Own.
If you have questions about how to vote your shares on the WHITE
CONSENT REVOCATION CARD,
or need additional assistance, please contact the firm assisting us in the solicitation of consent revocations:

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
Shareholders Call Toll Free: (800) 276-3011
(Banks and brokers call collect at (203) 658-9400)

WARNING REGARDING FORWARD LOOKING STATEMENTS

        THIS PRESS RELEASE INCLUDES FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON THE COMPANY'S PRESENT BELIEFS AND EXPECTATIONS, BUT THEY ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR FOR VARIOUS REASONS, INCLUDING SOME REASONS BEYOND THE COMPANY'S CONTROL. FOR THESE REASONS, AMONG OTHERS, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE OR THEIR IMPLICATIONS.

ADDITIONAL INFORMATION REGARDING THE CONSENT SOLICITATION

        The Company, its Trustees and certain of its executive officers, and RMR and certain of its directors, officers and employees may be deemed to be participants in the solicitation of consent revocations from shareholders in connection with the solicitation being conducted by Related/Corvex. On January 29, 2014, the Company filed a definitive consent revocation statement with the Securities and Exchange Commission, or SEC, in response to the Related/Corvex solicitation. SHAREHOLDERS ARE URGED TO READ THE CONSENT REVOCATION STATEMENT AND ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of the potential participants and their direct or indirect interests, by share holdings or otherwise, is set forth in the consent revocation statement and other materials to be filed by the Company with the SEC in connection with the solicitation of revocations of consents.

        Shareholders may obtain free of charge copies of the consent revocation statement and any other documents (when available) filed by the Company with the SEC in connection with the Related/Corvex solicitation at the SEC's website (http://sec.gov), at the Company's website (http://cwhreit.com) or by requesting these materials from Timothy Bonang, by phone at (617) 796-8222, or by mail at Two Newton Place, 255 Washington Street, Newton, MA 02458 or by requesting materials from the firm assisting the Company in the solicitation of consent revocations, Morrow & Co., LLC, toll free at (800) 276-3011 (banks and brokers call collect at (203) 658-9400).

  Joele Frank Wilkinson Brimmer Katcher
  Andrew Siegel/Jonathan Keehner
  212-355-4449

  or

  Investor Contacts
  Timothy Bonang, Vice President, Investor Relations
  Jason Fredette, Director, Investor Relations
  617-796-8222
  www.cwhreit.com